UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2025

SENMIAO TECHNOLOGY LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-38426	35-2600898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, Shihao Square, Middle Jiannan Blvd. High-Tech Zone, Chengdu Sichuan, People’s Republic of China	610000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86 28 61554399

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AIHS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Background of the Disposition

Sichuan Senmiao Yicheng Asset Management Co., Ltd. (“Yicheng”), and Sichuan Senmiao Zecheng Business Consulting Co., Ltd. and its affiliates (collectively with Sichuan Senmiao Zecheng Business Consulting Co., Ltd., “Zecheng”) are two wholly owned subsidiaries of Senmiao Technology Limited (the “Company”, “we” or “us”).

Yicheng and Zecheng had conducted automobile transaction related services focusing on the online ride-hailing industry in Chengdu, China. Due to the fierce competition of the online ride-hailing industry in China, those entities suffered accumulated loss of approximately $11 million as of September 30, 2025. Each of Yicheng and Zecheng had no operations during the past fiscal year. As a result of the foregoing, management has decided to dispose of 100% of the equity interests in Yicheng and Zecheng.

Disposition

On December 31, 2025, the Company, entered into a certain Acquisition Agreement (the “Acquisition Agreement”) with Hu Mao Sheng Tang Holdings Limited., a non-affiliated Hong Kong company (the “HMST” or “Purchaser”). Pursuant to the Acquisition Agreement, the Company agreed to sell 100% of the equity interests in each of Yicheng and Zecheng to the Purchaser for no additional consideration (the “Disposition”).

The Company holds all the issued and outstanding capital stock of Yicheng and Zecheng.

Upon closing of the Disposition, the Purchaser will become the sole shareholder of each of Yicheng and Zecheng, and as a result, assume all assets and obligations of each of Yicheng and Zecheng.

The Disposition was approved by the board of directors (“Board”) of the Company which relied on a third-party valuation firm engaged by the Board which rendered a valuation report in connection with the Disposition, indicating that the sale of Yicheng and Zecheng for no additional consideration is consistent with Yicheng and Zecheng’s fair market value.

The unofficial translation of the Acquisition Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and such document is incorporated herein by reference. The foregoing is only a brief description of the material terms of the Acquisition Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and are qualified in its entirety by reference to such exhibit.

Below is the Company’s structure chart prior to the completion of the Disposition.

Below is the Company’s structure chart after the completion of the Disposition.

Senmiao Technology Limited
a Nevada corporation
99.99%
Senmiao Technology (Hong Kong)., Limited
a Hongkong company
Outside China
Inside China
65%
Hunan Ruixi Business Operation
Management Co., Ltd.
a PRC limited liability company
Equity Interest

Item 2.01 Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the Acquisition Agreement. The disclosure contained in Item 1.01 with respect to the Acquisition Agreement is hereby incorporated by reference in its entirety into this Item 2.01.

Item 5.02 Departure of Certain Officer

Resignation of Xiaoyuan Zhang as Chief Financial Officer

Effective December 31, 2025, Ms. Xiaoyuan Zhang, the Chief Financial Officer and Treasurer of Senmiao Technology Limited (the “Company”), resigned from her positions. Ms. Zhang’s resignation was not a result of any disagreement with the Company on any matter relating to its accounting, operations, policies or practices.

The board of directors of the Company is in the process of identifying qualified candidates to fill the positions. The Company intends to conduct a thorough search and anticipates making the necessary appointment in due course. The Company will act promptly to ensure compliance with the Nasdaq listing rules and all other applicable rules and regulations in a timely manner.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information.

The pro forma financial information required to be filed as part of this report is hereby filed as Exhibit 99.1

(d) Exhibits.

Exhibit No.	Description
10.1	Unofficial Translation of Acquisition Agreement dated December 31, 2025
99.1	Pro forma Balance Sheet
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2026	Senmiao Technology Limited

	By:	/s/ Ronggang (Jonathan) Zhang
	Name:	Ronggang (Jonathan) Zhang
	Title:	Chief Executive Officer

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